UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
SCHEDULE 13D Under the Securities Exchange Act of 1934
(Amendment No. 1)*
Charter Communications, Inc.
(Name of Issuer)
Class A Common Stock, par value $0.001 per share
(Title of Class of Securities)
16117M305
(CUSIP Number)
Ross A. Oliver Crestview Partners 667 Madison Avenue New York, NY 10065 (212) 906-0700 Copies to: Paul R. Kingsley Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
February 27, 2013
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-l(f) or 240.13d-l(g), check the following box. ☒

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	16117M305
1.		Names of Reporting Persons. Crestview, L.L.C.
2.		Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.		SEC Use Only
4.		Source of Funds (See Instructions) OO
5.		Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.		Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	Sole Voting Power 0
	8.	Shared Voting Power 9,903,955
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 9,903,955
11.		Aggregate Amount Beneficially Owned by Each Reporting Person 9,903,955
12.		Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
13.		Percent of Class Represented by Amount in Row (11) 9.8%
14.		Type of Reporting Person (See Instructions) CO

CUSIP No.	16117M305
1.	Names of Reporting Persons. Encore, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	Sole Voting Power 3,008,169
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 3,008,169
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,008,169
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 3.0%
14.	Type of Reporting Person (See Instructions) CO

CUSIP No.	16117M305
1.	Names of Reporting Persons. Crestview Partners, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,008,169
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,008,169
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,008,169
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 3.0%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No.	16117M305
1.	Names of Reporting Persons. Crestview Partners (PF), L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,008,169
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,008,169
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,008,169
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 3.0%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No.	16117M305
1.	Names of Reporting Persons. Crestview Holdings (TE), L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,008,169
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,008,169
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,008,169
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 3.0%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No.	16117M305
1.	Names of Reporting Persons. Encore (ERISA), Ltd.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,008,169
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,008,169
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,008,169
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 3.0%
14.	Type of Reporting Person (See Instructions) CO

CUSIP No.	16117M305
1.	Names of Reporting Persons. Crestview Partners, (ERISA) L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,008,169
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,008,169
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,008,169
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 3.0%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No.	16117M305
1.	Names of Reporting Persons. Crestview Offshore Holdings (Cayman), L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,008,169
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,008,169
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,008,169
12.	☐Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 3.0%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No.	16117M305
1.	Names of Reporting Persons. Crestview Partners GP, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,008,169
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,008,169
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,008,169
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 3.0%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No.	16117M305
1.	Names of Reporting Persons. Encore II, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	Sole Voting Power 6,895,786
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 6,895,786
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,895,786
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 6.8%
14.	Type of Reporting Person (See Instructions) CO

CUSIP No.	16117M305
1.	Names of Reporting Persons. Crestview Partners II, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	Sole Voting Power 0
	8.	Shared Voting Power 6,895,786
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 6,895,786
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,895,786
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 6.8%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No.	16117M305
1.	Names of Reporting Persons. Crestview Partners II (FF), L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	Sole Voting Power 0
	8.	Shared Voting Power 6,895,786
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 6,895,786
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,895,786
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 6.8%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No.	16117M305
1.	Names of Reporting Persons. Crestview Partners II (TE), L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	Sole Voting Power 0
	8.	Shared Voting Power 6,895,786
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 6,895,786
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,895,786
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 6.8%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No.	16117M305
1.	Names of Reporting Persons. Crestview Offshore Holdings II (Cayman), L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	Sole Voting Power 0
	8.	Shared Voting Power 6,895,786
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 6,895,786
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,895,786
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 6.8%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No.	16117M305
1.	Names of Reporting Persons. Crestview Offshore Holdings II (FF Cayman), L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	Sole Voting Power 0
	8.	Shared Voting Power 6,895,786
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 6,895,786
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,895,786
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 6.8%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No.	16117M305
1.	Names of Reporting Persons. Crestview Offshore Holdings II (892 Cayman), L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	Sole Voting Power 0
	8.	Shared Voting Power 6,895,786
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 6,895,786
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,895,786
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 6.8%
14.	Type of Reporting Person (See Instructions) PN

CUSIP No.	16117M305
1.	Names of Reporting Persons. Crestview Partners II GP, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	Sole Voting Power 0
	8.	Shared Voting Power 6,895,786
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 6,895,786
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,895,786
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 6.8%
14.	Type of Reporting Person (See Instructions) PN

This amendment No. 1 relates to the Schedule 13D filed by Crestview L.L.C. (“Crestview”), Encore LLC (“Encore”), Crestview Partners, L.P. (“Crestview Partners”), Crestview Partners (PF), L.P. (“Crestview PF”), Crestview Holdings (TE), L.P. (“Crestview TE”), Encore (ERISA), Ltd. (“Encore ERISA”), Crestview Partners (ERISA), L.P. (“Crestview ERISA”), Crestview Offshore Holdings (Cayman), L.P. (“Crestview Offshore”), Crestview Partners GP, L.P. (“Crestview Partners GP”), Encore II, LLC (“Encore II”), Crestview Partners II, L.P. (“Crestview Partners II”), Crestview Partners II (FF), L.P. (“Crestview II FF”), Crestview Partners II (TE), L.P. (“Crestview II TE”), Crestview Offshore Holdings II (Cayman), L.P. (“Crestview Offshore II”), Crestview Offshore Holdings II (FF Cayman), L.P. (“Crestview Offshore II FF”), Crestview Offshore Holdings II (892 Cayman), L.P. (“Crestview Offshore II 892”), and Crestview Partners II GP, L.P. (“Crestview Partners II GP”), (collectively, the “Reporting Persons” and each, a “Reporting Person”) with the Securities and Exchange Commission on May 11, 2012 (the “Schedule 13D”), relating to the Class A Common Stock, par value $0.001 per share (the “Shares”), of Charter Communications, Inc. (the “Issuer”).  Unless set forth below, all Items are unchanged from the Schedule 13D.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Schedule 13D.

Item 5.  Interest in Securities of the Issuer

Item 5 is hereby amended and restated in its entirety:

(a)      See item 9 on Cover Pages to this Schedule 13D.

            The Reporting Persons have acquired and, for the purpose of Rule 13d-3 promulgated under the Exchange Act, beneficially own an aggregate of 9,903,955 Shares, representing approximately 9.8% of the outstanding Shares of the Issuer based on 101,178,821 Shares outstanding as of January 31, 2013, as reported in the Issuer’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2013.

Encore is the direct beneficial owner of 3,008,169 Shares.  Crestview Partners, Crestview PF, Crestview TE, Encore ERISA, Crestview Offshore are members of Encore.  Crestview ERISA is the sole shareholder of Encore ERISA.  Crestview Partners GP serves as the general partner of Crestview Partners, Crestview PF, Crestview TE, Crestview ERISA and Crestview Offshore.

Encore II is the direct beneficial owner of 6,895,786 Shares.  Crestview Partners II GP serves as the general partner of Crestview Partners II, Crestview II FF, Crestview II TE, Crestview Offshore II, Crestview Offshore II FF and Crestview Offshore II 892, each of which is a member of Encore II.

Crestview serves as the general partner of Crestview Partners GP and Crestview Partners II GP.

Each Reporting Person disclaims beneficial ownership of the Shares except and to the extent of its pecuniary interest therein. Except as set forth in this Item 5(a), none of the Reporting Persons owns beneficially any Shares.

(b)      Number of Shares as to which each Reporting Person has:

(i)	Sole power to vote or to direct the vote: See item 7 on Cover Pages to this Schedule 13D.

(ii)	Shared power to vote or to direct the vote: See item 8 on Cover Pages to this Schedule 13D.

(iii)	Sole power to dispose or to direct the disposition: See item 9 on Cover Pages to this Schedule 13D.

(iv)	Shared power to dispose or to direct the vote: See item 10 on Cover Pages to this Schedule 13D.

(c)  Between February 27, 2013 and March 1, 2013 Encore, LLC sold 91,119 Shares, and Encore II, LLC sold 208,881 Shares, each at an average per share price of approximately $86.80 per share, in open market transactions.  Except as described in this Item 5(c), there have been no transactions in the Shares effected during the past 60 days by any of the Reporting Persons.

(d)      Inapplicable.

(e)      Inapplicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 1, 2013

Crestview, L.L.C.

By:           /s/ Ross A. Oliver
Name:         Ross A. Oliver
Title:           Senior Counsel & Chief Compliance Officer

Encore, LLC
By:           Crestview Partners, L.P., as member
By:           Crestview Partners GP, L.P., as general partner
By:           Crestview, L.L.C., as general partner

By:           /s/ Ross A. Oliver
Name:         Ross A. Oliver
Title:           Senior Counsel & Chief Compliance Officer

Crestview Partners, L.P.
Crestview Partners (PF), L.P.
Crestview Holdings (TE), L.P.
Crestview Partners (ERISA), L.P.
Crestview Offshore Holdings (Cayman), L.P.
By:           Crestview Partners GP, L.P., as general partner
By:           Crestview, L.L.C., as general partner

By:           /s/ Ross A. Oliver
Name:         Ross A. Oliver
Title:           Senior Counsel & Chief Compliance Officer

Crestview Partners GP, L.P.
By:           Crestview, L.L.C., as general partner

By:           /s/ Ross A. Oliver
Name:         Ross A. Oliver
Title:           Senior Counsel & Chief Compliance Officer

Encore (ERISA), Ltd.

By:           /s/ Ross A. Oliver
Name:         Ross A. Oliver
Title:           Director

Encore II, LLC
By:           Crestview Partners II, L.P., as member
By:           Crestview Partners II GP, L.P., as general partner
By:           Crestview, L.L.C., as general partner

By:           /s/ Ross A. Oliver
Name:         Ross A. Oliver
Title:           Senior Counsel & Chief Compliance Officer

Crestview Partners II, L.P.
Crestview Partners II (FF), L.P.
Crestview Partners II (TE), L.P.
Crestview Offshore Holdings II (Cayman), L.P.
Crestview Offshore Holdings II (FF Cayman), L.P.
Crestview Offshore Holdings II (892 Cayman), L.P.
By:           Crestview Partners II GP, L.P., as general partner
By:           Crestview, L.L.C., as general partner

By:           /s/ Ross A. Oliver
Name:         Ross A. Oliver
Title:           Senior Counsel & Chief Compliance Officer

Crestview Partners II GP, L.P.
By:           Crestview, L.L.C., as general partner

By:           /s/ Ross A. Oliver
Name:         Ross A. Oliver
Title:           Senior Counsel & Chief Compliance Officer